Exhibit 99.1

ISTA Pharmaceuticals Reports Fourth Quarter and Year End 2004 Financial

Results

IRVINE, Calif., March 2 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the fourth quarter and year ended December 31, 2004.

ISTA reported a net loss of $9.7 million, or $0.50 per share, for the fourth quarter of 2004, compared to a net loss of $7.8 million, or $0.51 per share, for the fourth quarter of 2003. For the year ended December 31, 2004, ISTA reported a net loss of $40.4 million, or $2.22 per share, compared to a net loss of $25.2 million, or $1.83 per share, for the year ended December 31, 2003. During the year ended December 31, 2004, the Company recorded a one-time expense of $10.0 million in connection with the Company’s reacquisition from Allergan, Inc. of all rights to market and sell Vitrase(R) (hyaluronidase for injection lyophilized, ovine) for all uses in the United States and many other markets worldwide. In addition, the Company incurred in 2004 a total of $3.6 million in milestones under its product licensing arrangements. Exclusive of these business development expenses of $13.6 million, net loss would have been $26.8 million for the year ended December 31, 2004.

During the third quarter of 2004, ISTA launched its first commercial product, Istalol(TM), a once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma. During the fourth quarter of 2004, the Company believes that many Istalol prescriptions were filled with generic product at retail pharmacies. In October 2004, the U.S. Food and Drug Administration (FDA) granted Istalol a BT-rating, which means that prescriptions of Istalol cannot be substituted legally at pharmacies with generic timolol maleate products. Since the granting of the BT-rating, Istalol prescription activity has increased.

Because of generic substitution, Istalol prescription activity during the fourth quarter was not in line with the Company’s expectations. As a result, the Company did not record any Istalol product sales during the fourth quarter of 2004. In addition, the Company increased its reserves for sales returns and also for discounts related to managed care and government contracts entered into during the fourth quarter of 2004. The increase in reserves resulted in negative net product sales during the fourth quarter of ($165,000) and net product sales of $1.6 million for the year ended December 31, 2004. There were no product sales during 2003.

Cost of sales for the year ended December 31, 2004 was $1.4 million. Costs of sales for 2004 included inventory reserves of $785,000 related to manufacturing validation inventories of Istalol and Vitrase produced in conjunction with the development of these products. Product gross margin for the year ended December 31, 2004 was $192,000, or 12%. Excluding these inventory reserves, product gross margin for the year ended December 31, 2004 would have been $977,000, or 60%.

In addition to product sales, ISTA reported other revenue of $278,000 for both the year ended 2004 and the year ended 2003, which is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license in Japan for Vitrase.

ISTA’s total operating expenses for the fourth quarter of 2004, including a $1.0 million payment to Senju Pharmaceuticals in conjunction with the ecabet sodium license, increased to $8.9 million from $8.0 million in the fourth quarter of 2003. For the year ended December 31, 2004, total operating expenses including $13.6 million in business development expenses, were $41.4 million, compared to $25.9 million for the same prior-year period.

Research and development expenses were $3.5 million in the fourth quarter of 2004, compared to $5.5 million for the fourth quarter of 2003. Research and development expenses have consisted primarily of costs associated with clinical trials, compensation and other expenses for research and development personnel, consultants, contract research organizations and the development of commercial manufacturing capabilities for Vitrase, Istalol and Xibrom(TM). The decrease in research and development expenses of $2.0 million during the fourth quarter of 2004, as compared to the prior period, is primarily attributable to a $3.0 million reduction in research and development expenses related to the completion of clinical development and gaining product approvals. This reduction was offset by a $1.0 million milestone payment to Senju recorded in the fourth quarter of 2004.

Selling, general and administrative expenses were $5.4 million in the fourth quarter of 2004, compared to $2.5 million for the fourth quarter of 2003. The increase of $2.9 million was due in part to an increase of $2.2 million in sales and marketing expenses associated with the Company’s commercial launch of its approved products. The balance of $0.7 million was due to increased administrative costs related to expanding the Company’s commercial operations and other general corporate expenses principally related to accounting and auditing fees associated with the Sarbanes Oxley Act of 2002.

Net interest income was $97,000 in the fourth quarter of 2004, compared to $93,000 in the fourth quarter of 2003. Cash and cash equivalents and short-term investments totaled $27.7 million at December 31, 2004 compared to $48.5 million at December 31, 2003. During January 2005, the Company successfully completed a public offering of its common stock for net proceeds of $52.2 million.

The Company has presented certain of its results of operations for the year ended December 31, 2004 both including and excluding the $13.6 million in business development expenses. The Company also presented its costs of sales for the year ended December 31, 2004 both including and excluding an increase to inventory reserves of $785,000 for manufacturing validation inventories of Istalol and Vitrase produced in conjunction with the development of these products. Excluding these business development expenses from its results of operations and excluding the increase to inventory reserves from its cost of sales is not in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these non-GAAP financial measures to help measure the Company’s current and future financial performance and to identify trends in its financial condition and results of operations. The Company believes these measurements provide supplemental and useful information to assist management and investors in analyzing the Company’s financial position and results of operations, but do not replace the presentation of the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to identify the results of ongoing operations.

ISTA will host a conference call with a simultaneous webcast today, March 2, 2005 at 10:30 AM Eastern Time, to discuss its fourth quarter and full year 2004 results. To access the live conference call, U.S. and Canadian participants may dial 800-810-0924; international participants may dial 913-981-4900. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-203-1112; international participants may dial 719-457-0820. The access code for the call is 2415732. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, statements regarding the future prospects or performance of ISTA or its products, financial or otherwise, including but not limited to statements regarding anticipated trends in product sales or prescription activity or in the gross margin of ISTA’s products, are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements.

Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial projections (including but not limited to the lack of any significant product sales history for ISTA to base such projections on); timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to continue to sufficiently develop its sales, marketing and distribution capabilities and properly manage its growth; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31, (unaudited)
	2004	2003	2004	2003
Revenue:
Product Sales, net	$(165)	$0	$1,619	$0
License Fees	70	70	278	278
Total Revenue	(95)	70	1,897	278
Cost of products sold	788	0	1,427	0
Gross profit margin	(883)	70	470	278
Operating expenses:
Research and development	3,492	5,497	15,583	17,250
Selling, general and administrative	5,380	2,489	25,841	8,635
Total operating expenses	8,872	7,986	41,424	25,885
Loss from operations	(9,755)	(7,916)	(40,954)	(25,607)
Interest income/(expense), net	97	93	530	362

Net loss	$(9,658)	$(7,823)	$(40,424)	$(25,245)
Net loss per common share, basic and diluted	$(0.50)	$(0.51)	$(2.22)	$(1.83)
Shares used in computing net loss per common share, basic and diluted	19,322	15,281	18,190	13,802

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
Cash and short-term investments	$27,748	$48,463
Working capital	18,872	44,193
Total assets	30,373	50,182
Total stockholders’ equity	15,318	40,424

ISTA Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Information

(in thousands)

(unaudited)

Twelve Months Ended December 31, 2004
GAAP net loss	$(40,424)
Reacquisition of U.S. Vitrase rights	10,000
Other business development milestones	3,600
Non-GAAP net loss	$(26,824)

SOURCE ISTA Pharmaceuticals, Inc.

-0-	03/02/2005

/CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals, Inc.; or Media - Justin Jackson, jjackson@burnsmc.com, or Investors - Lisa Burns, or Aline Schimmel, aschimmel@burnsmc.com, all of Burns McClellan, +1-212-213-0006 /